UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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UTEK Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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UTEK CORPORATION

2109 Palm Avenue

Tampa, Florida 33605

Dear Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders on June 15, 2007, at 9:00 a.m., local time, at the Hilton Garden Inn, 1700 E. 9th Avenue, Tampa, Florida 33605. You will be asked to consider and vote upon the following proposals:

•	to elect nine (9) directors;

•	to ratify the selection of Pender Newkirk & Company LLP as our registered independent public accounting firm for 2007;

•	to approve an amendment to our certificate of incorporation to increase the number of authorized shares of common stock; and

•	to transact such other business as may properly come before the meeting.

All stockholders are encouraged to vote their shares, either by voting in person at the Annual Meeting of Stockholders or by completing, signing, dating and returning the proxy card enclosed.

We look forward to seeing you, and would like to take this opportunity to remind you that your vote is very important.

Sincerely,

CLIFFORD M. GROSS, Ph.D.
Chairman and Chief Executive Officer

Tampa, Florida

May 21, 2007

UTEK CORPORATION

2109 Palm Avenue

Tampa, Florida 33605

(813) 754-4330

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of UTEK Corporation:

The 2007 Annual Meeting of Stockholders of UTEK Corporation (the “Company”) will be held at the Hilton Garden Inn, 1700 E. 9th Avenue, Tampa, Florida 33605 on Friday, June 15, 2007, at 9:00 a.m., local time, for the following purposes:

1.	To elect nine (9) directors of the Company who will serve for one (1) year, or until their successors are elected and qualified;

2.	To ratify the selection of Pender Newkirk & Company LLP to serve as the registered independent public accounting firm for the Company for the year ending December 31, 2007;

3.	To approve an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock; and

4.	To transact such other business as may properly come before the meeting.

You have the right to receive notice and to vote at the annual meeting if you were a stockholder of record at the close of business on May 9, 2007. Whether or not you expect to be present in person at the annual meeting, please sign the enclosed proxy and return it promptly in the envelope provided. Instructions are shown on the proxy card. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of the proxies by the Company.

By Order of the Board of Directors,

CAROLE R. WRIGHT
Corporate Secretary

Tampa, Florida

May 21, 2007

This is an important annual meeting. To ensure proper representation at the annual meeting, please complete, sign, date and return the proxy card in the enclosed, self-addressed envelope. Even if you vote your shares prior to the annual meeting, you still may attend the meeting and vote your shares in person.

UTEK CORPORATION

2109 Palm Avenue

Tampa, Florida 33605

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of UTEK Corporation (the “Company” or “UTEK”) for use at the Company’s 2007 Annual Meeting of Stockholders (the “Meeting”) to be held on Friday, June 15, 2007, at 9:00 a.m., local time, at the Hilton Garden Inn, 1700 E. 9th Avenue, Tampa, Florida 33605 and at any adjournments thereof. This proxy statement and the accompanying proxy card are first being sent to stockholders on or about May 21, 2007.

We encourage you to vote your shares, either by voting in person at the Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you properly sign and date the accompanying proxy card, and the Company receives it in time for the Meeting, the persons named as proxies will vote the shares registered directly in your name in the manner that you specified. If you give no instructions on the executed proxy card, the shares covered by the proxy card will be voted for the election of the nominees as directors and for the other matters listed in the accompanying Notice of Annual Meeting of Stockholders.

If you are a “stockholder of record” (i.e., you hold shares directly in your name), you may revoke a proxy at any time before it is exercised by notifying the Company’s Corporate Secretary in writing, by submitting a properly executed, later-dated proxy or by voting in person at the Meeting. Any stockholder of record attending the Meeting may vote in person whether or not he or she has previously voted his or her shares. If a broker, bank, or other institution or nominee holds your shares for your account, you may vote such shares at the Meeting only if you obtain proper written authority from your institution or nominee and present it at the Meeting.

VOTING INFORMATION

Purpose of Meeting

At the Meeting, you will be asked to vote on the following proposals:

1.	To elect nine (9) directors of the Company who will serve for one (1) year, or until their successors are elected and qualified;

2.	To ratify the selection of Pender Newkirk & Company LLP to serve as the registered independent public accounting firm for the Company for the year ending December 31, 2007;

3.	To approve an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock; and

4.	To transact such other business as may properly come before the Meeting.

Voting Securities

You may vote your shares at the Meeting only if you were a stockholder of record at the close of business on May 9, 2007 (the “Record Date”). On April 25, 2007, there were 9,002,259 shares of the Company’s common stock outstanding. Each share of common stock is entitled to one vote.

If a majority of the shares entitled to vote are present at the Meeting, then a quorum has been reached and the Meeting can commence. Abstentions, votes withheld from any nominee and broker non-votes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) will be counted as present for purposes of determining the presence or absence of a quorum at the Meeting. If a quorum is not present at the Meeting, or if a quorum is present but there are not enough votes to approve any of the proposals, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of the shares represented at the Meeting in person or by proxy. The persons named as proxies will vote those proxies for such adjournment to permit further solicitation of proxies. A stockholder vote may be taken on one or more of the proposals in this proxy statement prior to any such adjournment if there are sufficient votes for approval on such proposal(s). An abstention from the vote on an adjournment will have the same effect as a vote against the adjournment motion.

The affirmative vote of a plurality of the votes cast at the Meeting is required to elect the nine (9) nominees as directors. This means that the nine (9) nominees will be elected if they receive more affirmative votes than any other person. Because each director nominee is running unopposed, any nominee can be elected upon any affirmative vote regardless of whether such nominee receives more than 50% of the stockholder vote. Votes withheld will have no effect on this proposal. Notwithstanding the forgoing, the Company’s Corporate Governance Guidelines, which are attached as Exhibit A to this proxy statement, provide that if any nominee for director in an uncontested election (i.e., an election where the only nominees are those recommended by the Board of Directors) who receives a greater number of votes “withheld” from his or her election than votes “for” such election will promptly tender a written offer to resign from the Board of Directors. The Nominating and Governance Committee is required to make recommendations to the Board of Directors with respect to any such letter of resignation. The Board of Directors is required to take action with respect to this recommendation and to disclose its decision-making process. Full details of this policy are set out in the Company’s Corporate Governance Guidelines and under “Proposal 1: Election of Directors.”

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Meeting is required to (i) ratify the selection of the Company’s registered independent public accounting firm for the fiscal year ending December 31, 2007, and (ii) approve an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock. An abstention from voting on these proposals will have the effect of a negative vote with respect to these proposals.

Because brokers will have discretionary authority to elect directors and to ratify the selection of the Company’s registered independent public accounting firm, there should not be any broker non-votes at the Meeting regarding these matters. With respect to the proposal to approve an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock, broker non-votes, if any, will be treated as not present and not entitled to vote with respect to these proposals and will have no effect on the outcome of the vote on these proposals.

Information Regarding this Solicitation

The Company will bear the expense of the solicitation of proxies for the Meeting, including the cost of preparing, printing and mailing this proxy statement, the accompanying Notice of Annual Meeting of Stockholders, and the proxy card. The Company has requested that brokers, nominees, fiduciaries and other persons holding shares in their names, or in the name of their nominees, which are beneficially owned by others, forward the proxy materials to, and obtain proxies from, such beneficial owners. The Company will reimburse such persons for their reasonable expenses in so doing.

In addition to the solicitation of proxies by the use of the mails, proxies may be solicited in person and by telephone or facsimile transmission by directors, officers or regular employees of the Company (without special compensation therefore).

Voting and Revocation of Proxies

If a stockholder is a corporation or partnership, the accompanying proxy card must be signed in the full corporate or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, the signer’s full title must be given and a certificate or other evidence of appointment must be furnished. If shares are owned jointly, each joint owner must sign the proxy card.

Any proxy duly given pursuant to this solicitation may be revoked by the stockholder, at any time prior to the voting of the proxy, by written notice to the Company’s Corporate Secretary, by a later dated proxy signed and returned by mail or by attending the Meeting and voting in person. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy.

CORPORATE GOVERNANCE

The Company’s business and affairs are managed under the direction of the Board of Directors of the Company. The Board of Directors elects the Company’s officers, who serve at the discretion of the Board of Directors.

Director Independence

In accordance with American Stock Exchange rules, the Board of Directors affirmatively determines the independence of each director and nominee for election as a director in accordance with the independence requirements set forth in the American Stock Exchange listing standards.

Based on these standards, at its meeting held on March 20, 2007, the Board of Directors determined that each of the following non-employee directors is independent and has no relationship with the Company, except as a director and stockholder of the Company:

•	Stuart M. Brooks

•	Kwabena Gyimah-Brempong

•	Holly Callen Hamilton

•	Keith A. Witter

•	Frances Maude

•	John Micek III

Each such director is also not an “interested person” of the Company, as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940, or the 1940 Act.

In addition, Clifford M. Gross, Sam Reiber and Arthur Chapnik are not independent directors under the American Stock Exchange listing standards and are “interested persons” of the Company, as that term is defined in Section 2(a)(19) of the 1940 Act.

Nominations for Directors

Identifying Candidates

The Nominating and Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors does not wish to continue in service or if the Nominating and Governance Committee or the Board of Directors decides not to re-nominate a member for re-election, the Nominating and Governance Committee will identify the desired skills and experience of a new nominee in light of the criteria above. The entire Board of Directors is polled for suggestions as to individuals meeting the aforementioned criteria. Research may also be performed to identify qualified individuals. To date the Company has not engaged third parties to identify or evaluate or assist in identifying potential nominees, although the Company reserves the right in the future to retain a third party search firm, if necessary.

Qualifications

The Nominating and Governance Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential director candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. The Nominating and Governance Committee also believes it is appropriate for certain key members of the Company’s management to participate as members of the Board of Directors.

In addition, the Nominating and Governance Committee generally believes that a director nominee should:

•	be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

•	be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	possess substantial and significant experience which would be of value to the Company in the performance of the duties of a director; and

•	have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director.

Lead Director

The Board of Directors can designate, from time to time, a lead non-management director (“Lead Director”). The Board of Directors reviews periodically, at least once a year, whether to keep the Lead Director position and who the Lead Director will be. The Lead Director is responsible for leading the meetings of non-management directors, facilitating communications between the non-management directors and the Chairman of the Board of Directors, providing guidance to the Chairman of the Board of Directors regarding the agenda for Board meetings and for other matters as determined by the Board of Directors from time to time. The Board of Directors designated Keith A. Witter as the Lead Director at a meeting in October 2006 and plans to review the Lead Director position in 2007.

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines, which are attached to this proxy statement as Exhibit A. The Corporate Governance Guidelines were adopted by the Board of Directors to best ensure that the Board of Directors is independent from management, that the Board of Directors adequately performs its function as the overseer of management and to help ensure that the interests of the Board of Directors and management align with the interests of the Company’s stockholders.

Communication with the Board of Directors

Stockholders with questions about the Company are encouraged to contact the Company’s Corporate Secretary. However, if stockholders feel their questions have not been addressed, they may communicate with the Company’s Board of Directors by sending their communications to an individual director(s) or to the Company’s Board of Directors, c/o Corporate Secretary, 2109 Palm Avenue, Tampa, Florida 33605. All stockholder communications received by the Company’s Corporate Secretary in this manner will be delivered to the individual director(s) or to the Company’s Board of Directors.

The Lead Independent Director of the Board of Directors, Keith A. Witter, is an independent director and has been designated by the Board of Directors to preside at the executive sessions of the independent directors. If interested parties wish to make a concern known to the independent directors, they may do so in a writing addressed to the Lead Director, 2109 Palm Avenue, Tampa, Florida 33605.

Code of Ethics

The Company’s Code of Business Conduct and Ethics, which is the Company’s code of ethics applicable to all directors, executive officers and employees, embodies the Company’s principles and practices relating to the ethical conduct of the Company’s business and its long-standing commitment to honesty, fair dealing and full compliance with all laws affecting the Company’s business. The Code of Business Conduct and Ethics is available on the Company’s website at www.utekcorp.com. The Code of Business Conduct and Ethics is also available in print to any stockholder who requests it from the Company.

The Board of Directors has established a means for employees, customers, suppliers, stockholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Business Conduct and Ethics.

Any employee, stockholder or other interested party may use the following means of communication:

E-MAIL:	auditcommittee@utekcorp.com

ADDRESS:	Audit Committee of the Board of Directors
UTEK Corporation
2109 East Palm Avenue
Tampa, FL 33605

Meetings of the Board of Directors and Committees

The Company’s Board of Directors has established an Audit Committee, a Nominating and Governance Committee, a Budget Committee and a Compensation Committee. The charters for the Audit Committee, the Nominating and Governance Committee and the Compensation Committee can be found on the Company’s website at www.utekcorp.com. During 2006, the Board of Directors held fourteen board meetings. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and applicable committee meetings on which each director served, except for Stuart Brooks who attended 71% of the meetings and Francis Maude who attended 63% of the meetings after his appointment as director. The Company requires each director to make a diligent effort to attend all board and committee meetings, as well as each annual meeting of stockholders. Each of the directors was present at the Company’s 2006 Annual Meeting of Stockholders.

Membership on Board Committees

This table lists the four committees of the Company’s Board of Directors, the directors who currently serve on them, and the number of committee meetings held in 2006.

Name	Audit	Compensation	Budget	Nominating and Governance
Dr. Gross
Dr. Brooks		•
Mr. Micek	C			•
Mr. Witter	•	C	•
Ms. Callen Hamilton		•	•	C
Mr. Reiber
Mr. Maude				•
Dr. Gyimah-Brempong	•		•

2006 Meetings	5	5	1	1

C = Chairman

• = Member

Audit Committee

The responsibilities of the Audit Committee are described in the Audit Committee charter. The Audit Committee’s purposes are to provide assistance to the Board of Directors by:

•	monitoring the integrity of the consolidated financial statements of the Company;

•	monitoring compliance by the Company with legal and regulatory requirements and the Company’s Code of Business Conduct and Ethics;

•	evaluating and monitoring the registered independent public accounting firm’s qualifications and independence; and

•	evaluating and monitoring the performance of the Company’s registered independent public accounting firm.

All members of the Audit Committee are independent directors as required by the listing standards of the American Stock Exchange. The Board of Directors has determined that Mr. Micek is an “audit committee financial expert,” as defined by SEC regulations.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit

Committee reviewed the audited financial statements of the Company with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the registered independent public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). In addition, the Audit Committee has discussed with the Company’s registered independent public accounting firm, Pender Newkirk & Company LLP, its independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and considered the compatibility of non-audit services with Pender Newkirk & Company LLP’s independence.

The Audit Committee discussed with Pender Newkirk & Company LLP the overall scope and plans for its audits. The Audit Committee meets with Pender Newkirk & Company LLP, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of Pender Newkirk & Company LLP as the Company’s registered independent public accounting firm for the fiscal year ending December 31, 2007.

The Audit Committee

John Micek III, Chairman
Keith Witter
Kwabena Gyimah-Brempong

Budget Committee

The Budget Committee is responsible for annually reviewing the budget of the Company and making recommendations to the Board of Directors regarding its approval of the budget. The Budget Committee does not have a chairman.

Compensation Committee

All members of the Compensation Committee are independent directors as required by the listing standards of the American Stock Exchange. The Compensation Committee operates pursuant to a charter approved by the Board of Directors. The Compensation Committee reviews and approves annual salaries and bonuses for all officers, reviews, approves and recommends to the Board of Directors the terms and conditions of any employee benefit plans or changes thereto, administers the Company’s stock option plans and carries out the responsibilities required by the rules of the American Stock Exchange. The processes and procedures by which the Compensation Committee considers and determines executive officer compensation are described in the Compensation Discussion and Analysis section included in this proxy statement. While the Compensation Committee oversees the Company’s executive compensation program, the Nominating and Governance Committee has the authority to oversee the compensation and benefits of non-employee directors and make recommendations on such matters to the Board of Directors for approval.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Dr. Brooks, Mr. Witter and Ms. Callen Hamilton. None of the members of the Compensation Committee are current or former officers or employees of the Company. None of the members of the Compensation Committee has any relationship required to be disclosed under this caption under the rules of the SEC.

Nominating and Governance Committee

All members of the Nominating and Governance Committee are independent directors as required by the listing standards of the American Stock Exchange. The Nominating and Governance Committee has the responsibility of recommending to the Board of Directors nominees to fill vacancies in the Board of Directors, strengthening the Board of Director’s oversight of management, and monitoring compliance with the Company’s corporate governance guidelines. The Nominating and Governance Committee also has the responsibility for providing the evaluation of director performance, bringing to the Board of Directors recommendations for the membership of the committees of the Board of Directors, and recommending to the Board of Directors a successor to the Chief Executive Officer when a vacancy occurs through retirement or otherwise. The Nominating and Governance Committee will consider nominees for directors recommended by management or stockholders, and such recommendations, together with appropriate biographical information, may be delivered in writing to the attention of the Nominating and Governance Committee Chairwoman at the Company’s principal executive offices.

DIRECTOR COMPENSATION

The following table sets forth compensation that the Company paid during the fiscal year ended December 31, 2006, to its non-employee directors. The Company does not separately compensate directors who are employees for services as a director. The Company’s directors are divided into two groups — interested directors and independent directors. Interested directors are “interested persons” as defined in the 1940 Act.

Each non-employee director receives an annual retainer of $7,500 for serving as a director. The Lead Director receives $15,000. Non-employee directors also receive $15,000 for serving on the Audit Committee ($30,000 for the Chairman of the Audit Committee) and $2,000 for serving on the Budget Committee, the Nominating and Governance Committee and the Compensation Committee ($5,000 for the chairman of these committees). Non-employees directors are also eligible for stock option awards under the Company’s Amended and Restated Non-Qualified Stock Option Plan, originally adopted in 2000 (the “2000 Plan”), upon joining the Board of Directors. Directors are also reimbursed for travel and out-of-pocket expenses incurred in connection with their service. The Company does not provide retirement benefits, perquisites or other benefits to non-employee directors.

Name and Position	Fees Earned or Paid in Cash	Option Awards (1)(2)	All Other Compensation	Total
Interested Directors:
Arthur Chapnik
Director	$7,500	$—	$—	$7,500
Independent Directors:
Stuart M. Brooks
Director	9,500	—	—	9,500
Kwabena Gyimah-Brempong
Director	24,500	—	—	24,500
John Micek III
Director	37,500	—	—	37,500
Holly Callen Hamilton
Director	14,000	23,450	—	37,450
Keith A. Witter
Director	31,000	4,690	—	35,690
Francis Maude (3)
Director	4,875	46,683	—	51,558

(1)	Any non-employee director that is elected or appointed to the Company’s Board of Directors will receive options to purchase 25,000 shares of common stock upon his or her election or appointment, with options to purchase 6,250 shares of common stock vested at the time of grant and an option to purchase an additional 6,250 shares of common stock vesting on each anniversary of the grant for three consecutive years.
(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the 2000 Plan and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount for the fiscal year ended December 31, 2006, are included in Note 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2007.
(3)	Francis Maude was appointed to the Company’s Board of Directors in June 2006.

SECURITY OWNERSHIP

The following table sets forth certain information as of April 25, 2007, with respect to the beneficial ownership of the Company’s common stock by (i) each person known to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock, (ii) each of the Company’s executive officers and directors and (iii) all of the Company’s executive officers and directors as a group. A person has beneficial ownership over shares of the Company’s common stock if the person has voting or investment power over the shares or the right to acquire such power within 60 days. Investment power means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the shares, except as described below.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned		Percentage Beneficially Owned
Interested Directors:
Clifford M. Gross	1,951,954	(2)	21.8%
Sam Reiber	60,650	(3)	*
Arthur Chapnik	12,500	(4)	*

Independent Directors:
Stuart Brooks	22,500	(5)	*
Kwabena Gyimah-Brempong	27,500	(6)	*
Holly Callen Hamilton	19,750	(7)	*
John Micek III	52,850	(8)	*
Keith A. Witter	26,800	(9)	*
Francis Maude	6,250	(10)	*

Executive Officers:
Carole R. Wright	29,500	(11)	*
Douglas Schaedler	52,500	(12)	*
All directors and executive officers as a group	2,277,754		25.2%

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each person listed in this table is c/o UTEK Corporation, 2109 Palm Avenue, Tampa, Florida 33605.
(2)	1,937,254 shares of common stock are held by Clifford M. Gross and his wife, Elissa-Beth Gross, jointly by the entireties. An additional 14,700 shares of common stock are held by Dr. and Mrs. Gross for their children.
(3)	Includes 27,500 shares of common stock issuable upon the exercise of options held by Mr. Reiber; 28,000 shares of common stock held by Mr. Reiber; 50% ownership of 6,100 shares of common stock held in the name of Linsky & Reiber; and 2,100 shares held by the Moses Reiber Trust. Mr. Reiber was formerly a partner with Linsky & Reiber, a law firm in Tampa, Florida, and is a co-trustee of the Moses Reiber Trust.
(4)	Includes 12,500 shares of common stock held by Mr. Chapnik.
(5)	Includes 22,500 shares of common stock held by Dr. Brooks.

(6)	Includes 27,500 shares of common stock held by Dr. Gyimah-Brempong and his wife.
(7)	Includes 18,750 shares of common stock issuable upon exercise of options held by Ms. Callen Hamilton and 1,000 shares held by her husband’s IRA.
(8)	Includes 33,350 shares of common stock held by Mr. Micek and 19,500 shares held by Silicon Prairie Partners, LP. Mr. Micek is the managing director of Silicon Prairie Partners, LP.
(9)	Includes 25,000 shares of common stock issuable upon exercise of options held by Mr. Witter, 800 shares of common stock held by Mr. Witter and 1,000 shares of common stock held by his wife.
(10)	Includes 6,250 shares of common stock issuable upon exercise of options held by Mr. Maude.
(11)	Includes 500 shares of common stock held by Ms. Wright, 14,000 shares of common stock held in the name of Myers and Wright, PA, an accounting firm of which Ms. Wright is a partner; and 15,000 shares of common stock issuable upon the exercise of options held by Ms. Wright.
(12)	Includes 52,500 shares of common stock issuable upon exercise of options held by Mr. Schaedler.

PROPOSAL 1: ELECTION OF DIRECTORS

Directors are elected for a term of one year expiring at the following annual meeting of stockholders. Directors serve until their successors are elected and qualified. The current directors, Clifford M. Gross, Sam Reiber, Stuart M. Brooks, Kwabena Gyimah-Brempong, Arthur Chapnik, Holly Callen Hamilton, John Micek III, Keith A. Witter and Francis Maude have been nominated for election for a one-year term expiring in 2008. No person being nominated as a director, other than Clifford M. Gross, is being proposed for election pursuant to any agreement or understanding between any such person and the Company. Pursuant to the terms of an employment agreement between the Company and Dr. Gross, the Company is obligated to nominate Dr. Gross to serve as the Chairman of the Company’s Board of Directos.

A stockholder can vote for or withhold his or her vote from any or all of the nominees. In the absence of instructions to the contrary, it is the intention of the persons named as proxies to vote such proxy for the election of all the nominees named below. If any of the nominees should decline or be unable to serve as a director, it is intended that the proxy will be voted for the election of such person or persons as are nominated as replacements. Each nominee has agreed to be named in this proxy statement and to serve as a director if elected. The board of directors has no reason to believe that any of the persons named will be unable or unwilling to serve.

The affirmative vote of a plurality of the votes cast at the Meeting is required to elect the nine (9) nominees as directors. This means that the nine (9) nominees will be elected if they receive more affirmative votes than any other person. Because each director nominee is running unopposed, any nominee can be elected upon any affirmative vote regardless of whether such nominee receives more than 50% of the stockholder vote.

Notwithstanding the forgoing, the Company’s Corporate Governance Guidelines, which are attached as Exhibit A to this proxy statement, provide that if any nominee for director in an uncontested election (i.e., an election where the only nominees are those recommended by the Board of Directors) who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) will promptly tender a written offer to resign from the Board of Directors.

The Nominating and Governance Committee shall promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board of Directors. The Board of Directors will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the stockholder vote.

Thereafter, the Board of Directors will promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the Securities and Exchange Commission.

Any director who tenders his or her resignation pursuant to this provision shall not participate in the Nominating and Governance Committee recommendation or Board of Directors action regarding whether to accept the resignation offer.

However, if each member of the Nominating and Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote will appoint a committee amongst themselves to consider the resignation offers and recommend to the Board of Directors whether to accept them. However, if the only directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES AS NAMED IN THIS PROXY STATEMENT.

Information about the Nominees

Certain information with respect to each of the nine (9) nominees for election at the Meeting is set forth below, including their names, ages, a brief description of their recent business experience, including present occupations and employment, certain directorships that each nominee holds, and the year in which each nominee became a director of the Company.

In addition, the nominees for election as directors of the Company have been divided into two groups — interested directors and independent directors. Interested directors are “interested persons” as defined in Section 2(a)(19) of the 1940 Act.

Nominees

Interested Directors

Clifford M. Gross, Ph.D., 49, has served as the Company’s Chief Executive Officer and Chairman of the Board of Directors since 1997. Dr. Gross received his Ph.D. from New York University in 1981, and from 1982 to 1984 Dr. Gross served as the Acting Director of the Graduate Program in Ergonomics and Biomechanics at New York University. From 1984 to 1985, Dr. Gross served as the Chairman of the Department of Biomechanics at New York Institute of Technology. In 1985, Dr. Gross founded and served as Chief Executive Officer of the Biomechanics Corp. of America until 1995. From 1996 to 1997, Dr. Gross served as a research professor and Director of the Center for Product Ergonomics at the University of South Florida. Dr. Gross holds 18 patents and has authored numerous publications. Dr. Gross is an interested director because he is the Chief Executive Officer of the Company and owns, controls, or holds, directly or indirectly, more than 5% of the Company’s common stock. Dr. Gross’ father-in-law, Arthur Chapnik, is also a director of the Company.

Sam Reiber, J.D., 60, has served as the Company’s Vice President since December 2000 and has served as the Company’s General Counsel since 1997 and as a director since May 1998. Mr. Reiber was a partner with Linsky & Reiber, a law firm located in Tampa, Florida, from 1978 to 2005. He received a Bachelor’s degree in economics from the University of Minnesota in 1969 and a Juris Doctor from the William Mitchell College of Law in 1974. Mr. Reiber is an interested director because he is the Vice President and the General Counsel of the Company.

Arthur Chapnik, 67, has served as a director since May 1998. Mr. Chapnik is also the President of Harrison McJade & Co., Ltd., an apparel design and marketing company. Mr. Chapnik served as President of Samsung USA’s women’s apparel division from 1988 to 1990. Mr. Chapnik is an interested director because he is Dr. Gross’ father-in-law.

Independent Directors

Stuart M. Brooks, M.D., 70, has served as a director since May 1998. Since September 1998, he has served as a Professor of Medicine and Public Health and Director of the NIOSH Educational and Research Center at the University of South Florida.

Kwabena Gyimah-Brempong, Ph.D., 57, has served as a director since May 1998. Between May 1998 and December 1998, Dr. Gyimah-Brempong served as the Director of University Partnerships and was responsible for helping University Partnerships build relationships with American universities. Since 1994, Dr. Gyimah-Brempong has been a Professor of Economics at the University of South Florida School of Business. Dr. Gyimah-Brempong is currently the economics program director at the National Science Foundation. Dr. Gyimah-Brempong has served as a consultant to many international organizations, including the United Nations’ Economic Commission for Africa, Stockholm International Peace Research Institute, and African Capacity Building Foundation.

Holly Callen Hamilton, 57, has served as a director since September 2004 and is the founder and President of Callen & Associates Financial Services, Inc., an investment firm specializing in the areas of venture capital, private placement offerings, retirement planning and charitable giving. Prior to founding Callen & Associates, Ms. Callen Hamilton was affiliated with Paine Webber from 1981 to 1983, where she was a tax planning and insurance products coordinator. From 1991 to 1996, Ms. Callen Hamilton was the Director of Development and Fundraising for the University of Minnesota Women’s Athletic Department. Ms. Callen Hamilton has a B.S. from Indiana University and an M.A. from the University of Illinois.

John Micek III, J.D., 54, has served as a director of the Company since June 2001. Since 2000, he has been a managing director of Silicon Prairie Partners, LP, a venture fund. Since September 1998, Mr. Micek has also served as President of JAL Enterprises (formerly Universal Assurors, Inc.), a member company of Universal Group, Inc., a Midwest group of insurance companies. From July 1997 to July 1998, he served as Chief Operating Officer for Protozoa, Inc., a digital media and animation company. From April 1994 to February 1997, Mr. Micek was General Counsel for Enova Systems, Inc., a developer and manufacturer of digital power management and conversion systems for mobile and stationary applications. He also serves as a director of Armanino Foods of Distinction, Inc., a public company that produces and markets frozen and refrigerated food products. He received a Bachelor of Arts degree in History from the University of Santa Clara in 1974 and a Juris Doctorate from the University of San Francisco School of Law in 1979.

Keith A. Witter, J.D., 59, has served as a director of the Company since April 2003. Since 1982, Mr. Witter has been the President of FFP Investment Advisors, Inc., a financial services company. Mr. Witter is an attorney specializing in business, estate, and financial planning. From 1975 to 1980, he served as partner at the Dunlap Law Office in Rochester, Minnesota. From 1973 to 1975, he worked as an accountant after receiving his undergraduate degree at Gustavus Adolphus College in Business Administration and his law degree from the University of Minnesota. Mr. Witter serves as a director of Voice and Wireless Corporation.

Francis Maude, 53, has served as a director of the Company since June 1, 2006. Since 1983, Mr. Maude has served as a Member of the Parliament of the United Kingdom. He is also the Chairman of the Conservative Party, one of the two main political parties in the United Kingdom. He has served in numerous senior government positions in the United Kingdom, including as the Minister for Corporate and Consumer Affairs at the Department of Trade and Industry, the Minister of State at the Foreign and Commonwealth Office and the Financial Secretary to the Treasury. He is currently the Chairman of Prestbury Holdings plc, a financial services company. Jubilee Investment Trust plc, an investment trust, Hemisphere Property Fund, a property investment company, and The Mission Marketing Group, an advertising company. He is also the Deputy Chairman of Benfield Group Ltd., a reinsurance brokerage. In addition, Mr. Maude is currently a director of Mediasurface plc, a management software company, Benfield Ltd., a subsidiary of Benfield Group Ltd., Conservatives for Change Ltd., a political forum, and Globalink International Ltd, a telecommunications services company. He has also served as a director of ASDA Group plc, a retail company, Morgan Stanley (UK), Salomon Brothers (UK), Incepta Group plc (where he was Chairman prior to its merger with Huntsworth plc), and Huntsworth plc, investment banking companies, Dynamis plc, a web-based marketplace, The Spectator (1828) Ltd., a magazine publishing company, Policy Exchange Ltd., an investment company, and Performing Business Ltd., an internal corporate communications firm. Mr. Maude received degrees from Corpus Christi College, University of Cambridge and the College of Law in the United Kingdom.

PROPOSAL 2: RATIFICATION OF SELECTION OF REGISTERED INDEPENDENT

PUBLIC ACCOUNTING FIRM

The Audit Committee and the disinterested members of the Board of Directors have selected Pender Newkirk & Company LLP as the registered independent public accounting firm for the Company for the year ending December 31, 2007. If the stockholders ratify the selection of Pender Newkirk & Company LLP as the Company’s registered independent public accounting firm, Pender Newkirk & Company LLP also will be the registered independent public accounting firm for all subsidiaries of the Company.

Pender Newkirk & Company LLP has advised the Company that neither the firm nor any present member or associate of it has any material financial interest, direct or indirect, in the Company or its subsidiaries. It is expected that a representative of Pender Newkirk & Company LLP will be present, will have the opportunity to make a statement if he or she so desires, and will be available to answer questions at the Meeting.

Fees Billed to the Company by Registered Independent Public Accounting Firm

The following are aggregate fees billed to the Company by Pender Newkirk & Company LLP in 2006 and 2005:

	Fiscal Year Ended December 31, 2006	Fiscal Year Ended December 31, 2005
Audit Fees	$203,437	$137,353
Audit Related Fees	94,986	18,791
Tax Fees	26,400	14,226
All Other Fees	—	—

Total Fees	$324,823	$170,370

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by independent auditors in connection with statutory and regulatory findings.

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, registration statements, accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees. Tax fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, mergers and acquisitions, and international tax planning.

All Other Fees. All other fees consist of fees for products and services other than the services reported.

Policy on Pre-Approval of Services Provided by Registered Independent Public Accounting Firm

In accordance with its charter, the Audit Committee’s policy is to expressly pre-approve all audit and permissible non-audit services provided by the Company’s registered independent public accounting firm before the registered independent public accounting firm is engaged by the Company to provide any such services. These services may include audit services, audit-related services, tax services and other related services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of service and is subject to a specific budget. The Audit Committee limits the engagement by the Company of Pender Newkirk & Company LLP for non-audit services and tax services to those circumstances where the services are considered integral to the audit services that it provides, or in which there is another compelling rationale for using its services. During the year ended December 31, 2006, all services provided by Pender Newkirk & Company LLP were pre-approved by the Audit Committee in accordance with this policy.

Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted for ratification of the appointment of Pender Newkirk & Company LLP as the registered independent public accounting firm of the Company.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Meeting is required to approve this proposal.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF PENDER NEWKIRK & COMPANY LLP AS REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE COMPANY.

PROPOSAL 3:

APPROVE AMENDMENT TO THE CERTIFICATE OF INCORPORATION

TO INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Company is requesting that stockholders approve an amendment to the Company’s Certificate of Incorporation to increase the number of shares of common stock which the Company is authorized to issue from 19 million shares to 29 million shares. A copy of the form of amendment to the Company’s Certificate of Incorporation is attached to this proxy statement as Exhibit B. The additional shares will provide the Company with the flexibility of having additional authorized shares available for other corporate purposes.

The proposed amendment would increase the number of shares of common stock the Company is authorized to issue from 19 million shares to 29 million shares (the Company is currently authorized to issue 1 million shares of preferred stock, and the proposed amendment will not affect this authorization). The additional 10 million shares would be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently issued and outstanding. At April 25, 2007, 9,002,259 shares of the Company’s common stock were outstanding.

The Board of Directors believes it is desirable to increase the number of shares of common stock the Company is authorized to issue in order to provide the Company with adequate flexibility in the future. The Company has no present commitments or agreements to issue additional shares of common stock, other than shares currently reserved for issuance under the Company’s stock option plans.

The holders of common stock of the Company are not entitled to preemptive rights or cumulative voting. Accordingly, the issuance of additional shares of common stock will dilute the ownership and voting rights of shareholders.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Meeting is required to approve this proposal.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.

EXECUTIVE COMPENSATION

Executive Officers

The following information pertains to the Company’s executive officers who are not directors of the Company.

Carole R. Wright, C.P.A., age 45, has served as the Company’s Secretary and Treasurer since June 1999 and as the Company’s Chief Financial Officer since March 2003. Ms. Wright also served as Chief Financial Officer of the Company from June 1999 until February 2001. Ms. Wright has been a partner with Myers & Wright, P.A., an accounting firm located in Tampa, Florida, from 1987 to present. She received her Bachelor of Science degree in accounting from the University of Tampa.

Douglas Schaedler, age 35, was appointed as the Company’s Vice President on March 15, 2004, and on July 9, 2004, was appointed as the Company’s Chief Operating Officer and Chief Compliance Officer. Prior to joining UTEK, Mr. Schaedler served as a Principal at Praxis Capital Ventures, LP, a private equity firm providing growth capital to emerging companies. Previously, he was the Director of Corporate and Strategic Development at Verticalnet, Inc., a provider of supply management solutions to companies, and was a founder of BuyersUnite, an innovative purchasing aggregation firm. Mr. Schaedler received a B.A. from Tufts University and an M.B.A. from the University of Chicago, Graduate School of Business. He is a Chartered Financial Analyst (CFA).

Compensation Discussion and Analysis

Throughout this section of the proxy statement, the individuals who served as the Company’s chief executive officer and chief financial officer, as well as the other individuals included in the Summary Compensation Table herein, are referred to as the “named executive officers.”

Overview of Compensation Program

The Compensation Committee of the Company’s Board of Directors is responsible for establishing and evaluating the Company’s policies governing the compensation of its executive officers, including its named executive officers. The Compensation Committee ensures that the total compensation paid of the Company’s executive officers is fair, reasonable and competitive.

Compensation Objective

The Company’s executive compensation programs are designed to achieve the following objectives:

•	Attract and retain talented and experienced executive officers;

•	Motivate and reward executive officers whose knowledge, skills, performance and business relationships are critical to the Company’s success;

•

Align the interests of the Company’s executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases;

•	Compensate the Company’s executive officers to manage the Company’s business to meet its long-range goals;

•	Ensure fairness among the executive officers by recognizing the contributions each executive officer makes to the Company’s success; and

•	Provide a competitive compensation package which is weighted towards pay for performance.

Role of Others in Compensation Decisions

The Compensation Committee makes all of the decisions with respect to the compensation received by the Company’s executive officers. The Compensation Committee meets outside the presence of all of the Company’s executive officers to consider appropriate compensation for the Company’s chief executive officer. For all other executive officers, the Compensation Committee meets outside the presence of all executive officers except for the Company’s chief executive officer. Dr. Gross, the Company’s chief executive officer, annually reviews each other executive officer’s performance with the Compensation Committee and makes recommendations to the Compensation Committee with respect to the appropriate base salary, annual cash bonus and grants of long-term equity incentive awards for all executive officers, excluding himself. Based in part on these recommendations from the Company’s chief executive officer and other considerations, the Compensation Committee approves the annual compensation package of the Company’s executive officers other than the Company’s chief executive officer. The Compensation Committee also annually analyzes the chief executive officer’s performance and determines his salary, annual cash bonus and grants of long-term equity incentive awards.

Although the Compensation Committee has not retained a compensation consultant to review its policies and procedures with respect to executive compensation, it has informally considered the competitive market practices with respect to the salaries and total compensation paid by other similarly-sized companies to their executive officers. In this regard, the Compensation Committee reviewed annual reports on Form 10-K and similar information of other similarly-sized companies.

2006 Executive Compensation Components

For the fiscal year ended December 31, 2006, the principal components of compensation for the Company’s executive officers were:

•	Annual base salary;

•	Annual cash bonus;

•	Long-term equity incentive compensation; and

•	Other benefits.

Base Salary

Base salary is designed to attract and retain experienced executive officers who can drive the achievement of the Company’s goals. While the initial base salary for the Company’s executive officers was determined by an assessment of competitive market levels, the factors used in determining increases in base salary include individual performance, changes in role and/or responsibility and changes in the competitive market environment. The Compensation Committee determines the base salary for each executive officer on an annual basis.

Annual Cash Bonus

The Company’s annual cash bonus program is a discretionary program designed to reward executive officers after consideration of the Company’s overall financial results considering economic and business conditions affecting the Company, the executive’s performance and contribution to the Company’s overall business objectives and the prior year’s bonus payment. The annual cash bonus program provides motivation for executive officers to improve the Company’s annual financial results, which leads to long-term success.

Long-Term Equity Incentive Compensation

The Company awards long-term equity incentive awards to executive officers, including the named executive officers, as part of its total compensation package. These awards are consistent with the Company’s pay for performance principles and align the interests of the executive officers to the interests of the Company’s stockholders. The Compensation Committee reviews and approves the amount of each award to be granted to each named executive officer. Long-term equity incentive awards are made pursuant to the UTEK Corporation Amended and Restated Employee Stock Option Plan originally adopted in 1999 (the “1999 Plan”).

The Company’s long-term equity incentive is currently in the form of options to acquire its common stock. Stock option awards provide the Company’s executive officers with the right to purchase shares of its common stock at a fixed exercise price for a period of up to ten years under the 1999 Plan. Stock options are granted under the 1999 Plan at a price not less than the prevailing market value at the time of grant and will have realizable value only if the Company’s stock price increases. Stock options are earned on the basis of continued service to the Company and generally vest over a number of years.

The Compensation Committee will determine the amount and features of the stock options, if any, to be awarded to executive officers. The Compensation Committee will evaluate a number of criteria, including the past service of each such executive officer to the Company, the present and potential contributions of such executive officer to the Company’s success and such other factors as the Compensation Committee shall deem relevant in connection with accomplishing the purposes of the 1999 Plan, including the executive officer’s current stock holdings, years of service, position with the Company and other factors. The Compensation Committee will not apply a formula assigning specific weights to any of these factors when making its determination.

Other Benefits

    Retirement Benefits

The Company maintains a Simple IRA Plan in which all full-time employees, including the Company’s named executive officers, are eligible to participate. The Company provides this plan to help its employees save some amount of their cash compensation for retirement in a tax efficient manner. The Company does not provide an option for its employees to invest in its stock in the plan.

In 2006, the Company matched 100% of the first 3% of wages contributed by participants (subject to legal limits, $10,000 in 2006 with “catch up” deferrals of an additional $2,000 for participants age 50 and older) to each participant’s plan account on the participant’s behalf, which fully vests at the time of the contribution.

    Health and Welfare Benefits

All full-time employees, including our named executive officers, may participate in the Company’s health and welfare benefit programs, including medical, dental and vision care coverage and disability insurance.

    Perquisites

Because the Company provides limited perquisites to certain executive officers, the Company does not believe these perquisites and other personal benefits constitute a material component of the executive officer’s compensation package. The most significant perquisite provided by the Company is an approximate $16,000 annual automobile allowance to Dr. Gross. See “Compensation Discussion and Analysis – Employment Agreements, Severance Benefits and Change in Control Provisions.”

    Sales Commission

Pursuant to an employment agreement we entered into with Mr. Schaedler, we agreed to pay Mr. Schaedler a commission of 3% on strategic alliance sales in order to motivate him to improve the Company’s financial performance. See “Compensation Discussion and Analysis – Employment Agreements, Severance Benefits and Change in Control Provisions.”

    Additional Legal Services

The Company entered into an arrangement with Mr. Reiber pursuant to which the Company agreed to pay Mr. Reiber approximately $2,000 per technology transfer transaction consummated by the Company for the provision by him of certain legal services rendered to the Company in connection therewith. Mr. Reiber receives a modest salary for his contribution to the Company’s operations. Given this fact and as a result of the significant increase in the number of technology transfer transactions consummated by the Company in 2006, the Compensation Committee determined that in lieu of increasing his salary to compensate him for his additional legal services in connection with such technology transfer transactions, he would receive a per technology transaction fee.

Employment Agreements, Severance Benefits and Change in Control Provisions

The Company has employment agreements in effect with two of its named executive officers, Dr. Gross and Mr. Schaedler. The Company entered into employment agreements with these named executive officers to ensure that they would perform their respective roles with the Company for an extended period of time. In addition, the Company also considered the critical nature of each of their positions and the Company’s need to retain them when the Company committed to these agreements.

On September 1, 2004, the Company entered into a three-year employment agreement, effective September 1, 2004, with the Company’s Chairman and Chief Executive Officer, Dr. Gross. Under the terms of the employment agreement, Dr. Gross will receive an annual base salary of $300,000. In addition to his base salary, Dr. Gross will receive a reasonable allowance for an automobile for the duration of the employment agreement.

The employment agreement provides that if (i) Dr. Gross is terminated or requested or forced to resign during the term of the employment agreement; (ii) the employment agreement is not renewed at the end of its term by either party; (iii) Dr. Gross is terminated by the Company for cause (as defined in the employment agreement); or (iv) Dr. Gross terminates his employment as a result of: (a) not being elected or retained as CEO; (b) a reduction in his duties resulting in a 10% differential in base compensation or benefits; (c) failure of a successor employer to assume the employment agreement; (d) material breach of Dr. Gross’ employment agreement that is not cured within thirty days; or (e) a change in control, then Dr. Gross shall receive a one-time severance payment equal to the number of years Dr. Gross has worked for the Company times $50,000 per year, “grossed-up” to cover any tax liability on such severance payment. In addition, all stock options held by Dr. Gross accelerate and become immediately vested, and the Company will be obligated to file a registration statement with the SEC to register any unregistered securities of the Company held by Dr. Gross.

The employment agreement also provides that in the event of a “change of control,” Dr. Gross will be entitled to receive a one-time bonus equal to twice his annual salary, “grossed-up” to cover any tax liability on such bonus. In addition, all stock options held by Dr. Gross accelerate and become immediately vested upon a change of control, and the Company will be obligated to file a registration statement with the SEC to register any unregistered securities of the Company held by Dr. Gross. A “change of control” occurs as defined in the employment agreement when: (i) a person or group becomes the beneficial owner of more than 30% of the Company’s outstanding securities; (ii) at any time that the board nominated slate of directors is not elected; (iii) the Company consummates a merger in which it is not the surviving entity; or (iv) substantially all of the Company’s assets are sold or the Company’s stockholders approve the dissolution or liquidation of the Company. In the event of a change in control followed by the termination of Dr. Gross’ employment in a manner set forth in the immediately preceding paragraph, Dr. Gross would be entitled to receive both the change of control payment as well as the termination payment described in the immediately preceding paragraph.

In addition, the employment agreement provides that in the event Dr. Gross’ employment is terminated due to his physical or mental incapacity, he will be paid his full salary for the first six months after termination. After such six month period, in each successive twelve-month period, Dr. Gross will be paid 67% of his salary up until the date of his death. Further, throughout this entire period, Dr. Gross will continue to be entitled to receive the benefits he received under any medical and dental plan he previously participated in.

The employment agreement obligates the Company to nominate Dr. Gross to serve as Chairman of the Company’s Board of Directors during the term of the employment agreement.

In consideration of the benefits provided under the employment agreement, Dr. Gross has agreed to protect the Company’s confidential or secret information and, during the period of employment and one year thereafter, not to compete with the Company.

On March 8, 2006, the Company entered into a one year employment agreement, effective March 8, 2006, with the Company’s Chief Operating Officer and Chief Compliance Officer, Mr. Schaedler. Under the terms of the employment agreement, Mr. Schaedler received an annual salary of $175,000. In addition to his base salary, Mr. Schaedler’s agreement entitled him to: (i) a commission of 3% on strategic alliance sales; (ii) a cash bonus of $80,000 if certain performance targets were met; (iii) an annual bonus of $25,000 if certain performance targets were met; and (iv) a matching contribution of up to 3% of Mr. Schaedler’s salary for participation in the Company’s retirement plan.

Either party may have terminated the employment agreement for any reason by giving the other party 90 days written notice. The Company may have also terminated the employment agreement immediately for cause which included, but was not limited to, fraud, breach of fiduciary duty, conviction of a crime or similar conduct. If Mr. Schaedler were terminated for any reason, other than for cause, he would have been entitled to receive payment from the Company for services he performed under the employment agreement prior to such termination date as well as a lump sum payment equal to 90 days of Mr. Schaedler’s annual salary of $175,000.

On March 20, 2007, the Company entered into a new employment agreement with Mr. Schaedler. The employment agreement has of term of one year that renews annually automatically thereafter, unless either party notifies the other 30 days prior to the expiration of the term of the employment agreement. Under the terms of the employment agreement, Mr. Schaedler will receive an annual salary of $225,000.

In addition to his base salary, Mr. Schaedler will be entitled to: (i) a discretionary cash bonus at six month intervals, the amount of which to be determined by the Company’s Chief Executive Officer in conjunction with the Compensation Committee of the Board of Directors; (ii) participate in all benefit plans provided by the Company; and (iii) options to purchase 100,000 shares of the Company’s common stock at the closing price on March 20, 2007. One-fourth of the stock options vest one year from date of the employment agreement, and one-fourth vests on every anniversary thereafter. However, these options will vest immediately upon a change of control of the Company.

Either party may terminate the employment agreement for any reason by giving the other party 90 days written notice. The Company may also terminate the employment agreement immediately for cause which includes, but is not limited to, fraud, breach of fiduciary duty, conviction of a crime or similar conduct. If Mr. Schaedler is terminated for any reason, other than for cause, he will be entitled to receive payment from the Company for services he performed under the employment agreement prior to such termination date as well as a lump sum payment equal to 90 days of his annual salary of $225,000.

In consideration of the benefits provided under the employment agreement, Mr. Schaedler has agreed to protect the Company’s confidential or secret information and, during the period of employment and one year thereafter, not to compete with the Company.

The rationale behind providing a severance package in certain events is to attract talented executive officers who are assured that they will not be financially injured if they physically relocate and/or leave another job to join the Company but are forced out through no fault of their own and to insure that the Company’s business is operated and governed for the Company’s stockholders by a management team, and under the direction of a board of directors, who are not financially motivated to frustrate the execution of a change-in-control transaction. For discussion regarding compensation to be received by Dr. Gross and Mr. Schaedler in the event of any of the above-described termination or change of control events, see the table entitled “Potential Payments Upon Termination or Change in Control.”

Impact of Regulatory Requirements

The Company is an internally managed closed-end, investment company that has elected to be treated as a business development company under the 1940 Act. The 1940 Act places significant limitations on the structure of the Company’s compensation programs. In this regard, the 1940 Act prohibits the Company from simultaneously maintaining a stock option plan and a profit sharing arrangement. Because the Company has adopted a stock option plan, it cannot directly link the compensation to be paid by it to any of its employees, including its named executive officers, on its profitability.

In addition, although the Company may issue options to its employees, including its named executive officers, as compensation for the services they provide to the Company, the 1940 Act prohibits the Company from issuing other forms of equity compensation, including restricted stock and stock appreciation rights, to the Company’s employees as compensation without an exemptive order from the SEC.

2006 Compensation Determination

The Company believes that the total compensation paid to its named executive officers for the fiscal year ended December 31, 2006, achieves the overall objectives of its executive compensation program. In accordance with its overall objectives, executive compensation for 2006 was competitive with other similarly-sized companies and pay for performance was a significant component thereof.

Determination of Annual Base Salary

The Compensation Committee annually reviews the base salary for each of the Company’s executive officers, including its named executive officers, and determines whether or not to increase it in its sole discretion. In 2006, an increase to the base salary was awarded to the Company’s Chief Financial Officer in recognition of her increased commitment to the Company. The base salaries paid to the Company’s named executive officers in 2006 are set forth below in the “Summary Compensation Table.”

Determination of Annual Cash Bonus

The Compensation Committee annually determines whether to pay a discretionary cash bonus to the Company’s executive officers, including its named executive officers. Some of the factors generally considered by the Compensation Committee in connection with such determination include:

•	The Company’s net profits;

•	The Company’s net asset value from operations (excluding increases resulting from additional issuances of common stock and the value or sale of real estate held by the Company);

•	Monetization of the investments in the Company’s portfolio;

•	Strategic and/or other incremental acquisitions;

•	Overall quality of investment portfolio; and/or

•	Number and/or dollar value of strategic alliance agreements and/or technology transfer transactions.

The annual cash bonuses paid to the Company’s named executive officers in 2006 are set forth below in the “Summary Compensation Table.”

Determination of Long-Term Equity Incentive Compensation

The Compensation Committee annually determines whether to award options to purchase shares of the Company’s common stock to the Company’s executive officers, including its named executive officers. In 2006, the Compensation Committee awarded the Company’s Chief Financial Officer options to purchase 30,000 shares of the Company’s common stock in recognition of her increased commitment to the Company. The stock option awards made to the Company’s named executive officers in 2006 are set forth below in “Grants of Plan-Based Awards.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Keith Witter
Holly Callen Hamilton
Stuart Brooks

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the Company’s named executive officers for the fiscal year ended December 31, 2006. The Company’s named executive officers include its Chief Executive Officer, Chief Financial Officer and two other most highly compensated executive offices.

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	All Other Compensation		Total
Clifford M. Gross Chairman and Chief Executive Officer	2006	$300,000	$100,000	$—	$24,951	(2)	$424,951
Sam Reiber Vice President and General Counsel	2006	$40,000	$—	$9,062	$54,584	(3)	$103,646
Carole R. Wright Chief Financial Officer, Treasurer and Corporate Secretary	2006	$102,500	$—	$84,365	$2,994	(4)	$189,859
Douglas Schaedler Chief Operating Officer and Chief Compliance Officer	2006	$171,714	$18,750	$78,147	$112,711	(5)	$382,492

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the 1999 Plan and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount for the fiscal year ended December 31, 2006, are included in Note 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2007.
(2)	Of this amount, $9,167 constitutes the Company’s matching contribution made on behalf of Dr. Gross under the Company’s Simple IRA Plan and the remaining $15,784 constitutes an automobile allowance received by Dr. Gross. See “Compensation Discussion and Analysis – Employment Agreements, Severance Benefits and Change in Control Provisions” and “—2006 Executive Compensation Components – Other Benefits – Perquisites.”
(3)	Of this amount, $1,200 constitutes the Company’s matching contribution made on behalf of Mr. Reiber under the Company’s Simple IRA Plan and the remaining $53,384 relates to an arrangement pursuant to which the Company agreed to pay Mr. Reiber approximately $2,000 per technology transfer transaction consummated by the Company for the provision by him of certain legal services rendered to the Company in connection therewith. For a discussion of this arrangement, see “Compensation Discussion and Analysis – 2006 Executive Compensation Components – Other Benefits – Additional Legal Services.”
(4)	The Company’s matching contribution made on behalf of Ms. Wright under the Company’s Simple IRA Plan.
(5)	Of this amount, $8,830 constitutes the Company’s matching contribution made on behalf of Mr. Schaedler under the Company’s Simple IRA Plan and the remaining $103,881pertains to a commission of

3% on strategic alliance agreement sales Mr. Schaedler received under an employment agreement dated March 8, 2006. The Company has entered into a new employment agreement with Mr. Schaedler on March 20, 2007. For a discussion of the terms and provisions of both employment agreements, see “Compensation Discussion and Analysis – Employment Agreements, Severance Benefits and Change in Control Provisions” and “—2006 Executive Compensation Components – Other Benefits – Sales Commission.”

GRANTS OF PLAN-BASED AWARDS

The following table presents information regarding the stock options awarded to the Company’s named executive officers during the fiscal year ended December 31, 2006.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(1)
Clifford M. Gross	—	—	$—	$—
Sam Reiber	—	—	$—	$—
Carole R. Wright	10/18/2006	30,000	$18.40	$200,806
Douglas Schaedler	—	—	$—	$—

(1)	Represents the fair value of each stock option as of the date it was granted, computed in accordance with FAS 123(R). Assumptions used in the calculation of this amount for the fiscal year ended December 31, 2006 are included in Note 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents the stock option awards outstanding as of December 31, 2006 for each of the Company’s named executive officers.

Option Awards
Name	Number of Securities Underlying Unexercised Options (1) Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price		Option Expiration Date
Clifford M. Gross	—		—		—	—
Sam Reiber	20,000 7,500	(1) (1)	— 2,500	$ $	5.64 14.50	4/1/2008 8/3/2009
Carole R. Wright	7,500 7,500	(1) (1)	2,500 22,500	$ $	14.50 18.40	8/3/2009 10/18/2011
Douglas Schaedler	22,500 30,000	(1) (2)	7,500 —	$ $	15.57 15.34	6/25/2009 3/8/2010

(1)	Options to purchase shares of common stock vested 25% at the time of grant and an additional 25% vesting on each anniversary of the grant for three consecutive years.
(2)	Options to purchase shares of common stock vested based upon achieving certain performance and financial targets.

OPTION EXERCISES AND STOCK VESTED

None of the Company’s named executive officers exercised any stock options during the fiscal year ended December 31, 2006.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The table below summarizes, as of December 31, 2006, the maximum termination and change in control amounts payable to Dr. Gross under the terms of his employment agreement. For a detailed discussion of the termination and change of control triggers, see the section entitled “– Compensation Discussion and Analysis – Employment Agreements, Severance Benefits and Change in Control Provisions.”

	Payment to
Event	Dr. Gross
Termination by the Company (whether with or without cause) or termination by Dr. Gross for good reason

Termination payment	$500,000
Gross up	$269,231

Total Payment	$769,231

Termination of employment by the Company due to physical or mental disability:

67% of salary until death	$3,333,162	[1]
First six months of salary	$150,000
Cost of maintaining medical and dental coverage until death	$66,829	[2]

Total payments upon termination due to physical or mental disability	$3,549,991

Change in Control:

Compensation (2x)	$600,000
Gross up (subject to contractual limit)	$300,000

Total	$900,000

Change in Control followed by termination:

Twice Base Salary bonus payment (including gross up)	$900,000	[3]
Termination payment (including gross up)	$769,231	[3]

Total change and control and termination payments:	$1,669,231
280G excise tax (including gross up)	$560,985	[3]

Total payments upon change of control with termination	$2,230,216

1Represents the present value of 67% of Dr. Gross’ current salary (totaling $201,000) payable until Dr. Gross’ death, based on the 2006 IRS life expectancy tables and using a discount rate based on the long term federal rate as of December 31, 2006, compounded annually.

2Represents the present value of the Company’s cost for maintaining medical and dental coverage until Dr. Gross’ death, based on the 2006 IRS life expectancy tables and using a discount rate based on the long term federal rate as of December 31, 2006, compounded annually.

3Amounts are “grossed up” to cover all tax liability pursuant to Dr. Gross’ employment agreement. “Grossed up” amounts assume an effective total federal, state, and local tax liability of 35% for Dr. Gross. Amounts associated with the 280G excise tax are “grossed up” at an effective total 55% tax liability to account for the additional tax on any excise gross up.

As of December 31, 2006, in the event that Mr. Schaedler would have been terminated by the Company, other than for cause or if he had terminated his employment, he would have been entitled to receive payment from the Company for services he performed under the employment agreement prior to such termination date, as well as a lump sum payment equal to the value of 90 days of his salary of $175,000, or $43,150.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Transactions with Related Persons

Since the beginning of 2006, the Company had not entered into any transaction with related persons which would be required to be disclosed under this caption under the rules of the SEC.

Review, Approval or Ratification of Transactions with Related Parties

As required by the American Stock Exchange listing standards, the Audit Committee of the Company’s Board of Directors is required to review and approve any transactions with related parties (as such term is defined in Item 404 of Regulation S-K). Such requirement is set forth in the Audit Committee’s charter.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors and executive officers, and any persons holding 10% or more of its common stock, are required to report their beneficial ownership and any changes therein to the SEC, the American Stock Exchange and the Company. Specific due dates for those reports have been established, and the Company is required to report herein any failure to file such reports by those due dates. Based on the Company’s review of Forms 3, 4 and 5 filed by such persons, all Section 16(a) filing requirements applicable to such persons were complied with, except for a late Form 4 filing by Carole R. Wright.

OTHER BUSINESS

The Board of Directors knows of no other business to be presented for action at the Meeting. If any matters do come before the Meeting on which action can properly be taken, it is intended that the proxies shall vote in accordance with the judgment of the person or persons exercising the authority conferred by the proxy at the Meeting. The submission of a proposal does not guarantee its inclusion in the Company’s proxy statement or presentation at the Meeting unless certain securities law requirements are met.

2008 ANNUAL MEETING OF STOCKHOLDERS

The Company expects that the 2008 Annual Meeting of Stockholders will be held in May 2008, but the exact date, time, and location of such meeting have yet to be determined. A stockholder who intends to present a proposal at that annual meeting must submit the proposal in writing to the Company at its address in Tampa, Florida, and the Company must receive the proposal on or before January 22, 2008, in order for the proposal to be considered for inclusion in the Company’s proxy statement for that meeting. The submission of a proposal does not guarantee its inclusion in the Company’s proxy statement or presentation at the meeting.

The Company’s stockholders are advised that currently there is no deadline for providing the Company timely notice of any stockholder proposal to be submitted at the Company’s 2008 Annual Meeting of Stockholders. However, Rule 14a-4 of the SEC’s proxy rules allows a company to use discretionary voting authority to vote on matters coming before an annual meeting of stockholders, if the company does not have notice of the matter 45 days before the date corresponding to the date the Company first mailed its proxy materials for the prior year’s annual meeting of stockholders. Accordingly, for the Company’s 2008 Annual Meeting of Stockholders, if stockholders do not submit written notice to the Company’s Corporate Secretary, on or before April 5, 2008, the Company may exercise discretionary voting authority under the proxies it solicits in accordance with its best judgment on any stockholder proposal presented at such meeting.

You are cordially invited to attend the Meeting in person. Whether or not you plan to attend the Meeting, you are requested to complete, date, sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope.

By Order of the Board of Directors,

Carole R. Wright
Corporate Secretary

Tampa, Florida

May 21, 2007

Exhibit A

UTEK CORPORATION

Corporate Governance Guidelines

These corporate governance guidelines have been adopted by the Board of Directors (the “Board”) of UTEK Corporation (the “Corporation”) to help it fulfill its responsibilities of overseeing the work of management and the Corporation’s business operations. These corporate governance guidelines reflect the Board’s current thinking with respect to corporate governance issues and will be periodically reviewed and subject to change from time to time by the Board.

In general, the corporate governance guidelines are meant to be guidelines. Except where the corporate governance guidelines reflect requirements of the American Stock Exchange for listed companies, they are neither intended to be, nor are they, rigid rules that govern the Board’s activities. The corporate governance guidelines do not, and are not intended to modify or to constitute an interpretation of the Delaware General Corporation Law, the Corporation’s certificate of incorporation or by-laws or any federal, state or local law or regulation.

Board Responsibilities

The Board is elected by and accountable to the stockholders and is responsible for the strategic direction, oversight and control of the Corporation. In carrying out its responsibilities, the Board will exercise sound, informed and independent business judgment. The Board recognizes that to do so requires individual preparation by each director and group deliberation by the Board. The Board’s responsibilities include both decision-making and oversight.

•	The Board’s decision-making responsibilities include:

•	the review and approval of the Corporation’s mission, strategies, objectives and policies, as developed by management;

•	the selection of nominees for Board membership;

•	the selection and evaluation of the Corporation’s chief executive officer;

•	the terms of the chief executive officer’s employment, including his or her compensation package;

•	the approval of material investments or divestitures, strategic transactions, and other significant transactions that are not in the ordinary course of the Corporation’s business; and

•	the evaluation of the performance of the Board and committees of the Board.

•	The Board’s oversight responsibilities include monitoring:

•	the Corporation’s compliance with legal requirements and ethical standards;

•	the performance of the Corporation;

•	the development of leaders and sound succession plans;

•	the performance and effectiveness of the chief executive officer and management; and

•	the Corporation’s financial reporting and disclosure processes and internal controls.

Expectations of Individual Directors

Among other things, the Board expects each director to:

•	understand the Corporation’s businesses and the marketplaces in which it operates;

•	regularly attend meetings of the Board and of the committees on which he or she serves;

•	review and understand the materials provided in advance of meetings and any other materials provided to the Board from time to time;

•	actively, objectively and constructively participate in meetings and the strategic decision-making processes;

•	share his or her perspective, background, experience, knowledge and insights as they relate to the matters before the Board and its committees; and

•

be reasonably available when requested to advise the chief executive officer and management on specific issues not requiring the attention of the full Board but where an individual director’s insights might be helpful to the chief executive officer or management.

Board Selection, Composition, and Independence

Number of Directors

The Board should have a sufficient number of directors to reflect a diversity of perspectives, backgrounds and experiences, but not so many directors that the size of the Board hinders effective discussion or diminishes individual accountability. The Board should generally have between 7 and 10 directors. A larger number of directors may be appropriate on an interim basis or temporarily, to provide continuity when retirements are pending. From time to time, the Board will evaluate its size in light of changes in the size and complexity of the Corporation’s businesses and may, by resolution, change the specific number of directors constituting the Board.

Number of Independent Directors

A majority of directors on the Corporation’s Board shall be “independent.”

Definition of Independent Director

A director is “independent” if he or she meets the requirements for independence set forth in the rules of the American Stock Exchange and is not an “interested person” of the Company as defined in Section 2(a)(19) of the Investment Company Act of 1940.

In addition, a member of the audit committee of the Board will not be “independent” for purposes of serving on the audit committee if he or she accepts directly or indirectly any consulting, advisory, or other compensatory fee from the Corporation other than director’s fees.

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Determination of Independence

The full Board will make affirmative determinations of the independence of each director. Such determinations shall be made using the standards and processes approved and adopted from time to time by the full Board.

Nomination and Selection of Directors

The Board as a whole will be responsible for nominating individuals for election to the Board by the stockholders at the annual meeting and for filling vacancies on the Board that may occur between annual meetings of the stockholders. The Nominating and Governance Committee will be responsible for identifying, screening, and recommending candidates to the entire Board.

Nominees for director will be selected on the basis of their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and likelihood that he or she will be able to serve on the Board for a sustained period. In connection with the selection of nominees for Director, due consideration will be given to the Board’s overall balance of diversity of perspectives, backgrounds and experiences. The Nominating and Governance Committee will consider any suggestions offered by other Directors with respect to potential Directors as well as those made by stockholders.

Board Leadership; Selection of Chief Executive Officer, Chairman, and Lead Director

The Board does not have a policy, one way or the other, on whether or not the positions of chairman and chief executive officer should be separate or combined and, if they are to be separate, whether the chairman should be selected from the independent directors or be an employee. The Board believes it should be free to make this choice based on what it considers to be best for the Corporation at a given point in time, taking into account the benefits of separating the two positions (e.g., enhancing Board oversight of management and reducing the likelihood of abuse of power) as well as those of combining them (e.g., ensuring unified leadership and direction for the Corporation).

The positions of chairman and chief executive officer of the Corporation are currently held by the same person based on the Board’s view of the need for unified leadership and a single source of direction and strategy at this time. The Board expects its independent directors to continue to maintain appropriate checks and balances over the chief executive officer whether or not the positions are combined.

The Nominating and Governance Committee and the Board will evaluate whether to combine or separate the positions of chairman and chief executive officer in connection with any appointment of a new chief executive officer and otherwise from time to time. The decision as to whether to combine or separate the two positions will be based on the governance model that best serves the interests of the stockholders and the Corporation at that time. Factors to be considered in determining whether to separate the two positions will be based on the facts and circumstances existing at that particular time, including the need for a single source of direction and strategy, the availability of candidates among the independent directors with the experience and characteristics to effectively serve as chairman, the ability of senior executives to work effectively with multiple sources of authority, the relative benefits and detriments of such a separation for relations with the Corporation’s clients, the Board’s view of its ability to maintain appropriate checks and balances and the Board’s view of the chief executive officer’s willingness to seek and accept direction and oversight by the Board.

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The Board has appointed a “lead director.” All sessions at which the chairman is not present and all executive sessions of non-employee directors will be led by the lead director. At the request of any independent director, the lead director shall serve as the liaison between the chairman and the independent directors. When requested by any independent director or when the lead director deems it appropriate, the lead director shall call meetings of the independent directors. The position of lead director will be reviewed annually (at the time of the annual meeting of stockholders) by the Nominating and Governance Committee. If the position of chairman is ever held by an independent director, all duties and responsibilities assigned to the lead director in these guidelines shall be performed by that independent chairman.

Voting for Directors

In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation following certification of the stockholder vote.

The Nominating and Governance Committee shall promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board. The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the stockholder vote.

Thereafter, the Board will promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the Securities and Exchange Commission.

Any director who tenders his or her resignation pursuant to this provision shall not participate in the Nominating and Governance Committee recommendation or Board action regarding whether to accept the resignation offer.

However, if each member of the Nominating and Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them.

However, if the only directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer directors, all Directors may participate in the action regarding whether to accept the resignation offers.

Director Retirement

Directors are required to retire from the Board when they reach the age of 72, but the Board may decide to defer retirement on an annual basis in appropriate circumstances after the a director reaches age 72.

Change of Position by Director

In the event of a significant change in circumstances involving a non-employee director’s employment status, position and or business, or professional association, the non-employee director shall notify the Nominating and Governance Committee. The Nominating and Governance Committee will evaluate the change in circumstances and will recommend to the

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Board whether the non-employee director should continue serving as a member of the Board. The non-employee director should be prepared to offer his or her resignation if it is determined by the Board that he or she should not continue serving as a member of the Board.

Service on Other Boards

The Board believes that individuals should limit the number of boards of publicly traded, for-profit corporations on which they serve, in order to give proper attention to their responsibility to each board. As a general policy, the Board believes that directors should limit their service to not more than four boards of publicly traded companies in addition to that of the Corporation, but exceptions to this policy will be made in appropriate cases. Where a director seeks to serve on more than four such boards, he or she should seek and obtain approval of the Nominating and Governance Committee for that service. At its discretion, the Nominating and Governance Committee may refer the approval to the full Board.

Members of the audit committee of the Board who seek to serve on the audit committee of another public company where that service will result in more than three public company audit committee memberships simultaneously, should seek and obtain, in advance of accepting such service, a determination of the Corporation’s Board, that such service will not impair the ability of such director to effectively serve on the audit committee of the Board.

Director Orientation Program and Continuing Education

An appropriate orientation program will be provided to each new director. The Board may provide continuing education for directors, either individually or as a group, when circumstances suggest such education would be of significant benefit to the director(s).

Board Operations

Agendas

The chairman of the Board and chief executive officer (if not the chairman) should establish the agenda for each Board meeting, taking into account suggestions of other directors. Agenda items that fall within the scope of responsibilities of a Board committee are reviewed with the chair of that committee. Any member of the Board may request that an item be included on the agenda.

Meeting Materials

Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings to allow the directors to prepare for discussion of the items at the meeting.

Non-Management Executive Sessions

From time to time, and at least twice per year, non-employee directors will meet in executive session without management present. Such sessions are a normal part of the Board’s deliberations and activities. Any non-employee director may request such an executive session. Chief executive officer evaluation and compensation review will take place during a non-management executive session(s). Unless the position of chairman is then held by a non-employee director, all executive sessions will be led by the lead director, who will develop the agendas for the executive sessions and lead the communication of the results of the chief executive officer evaluation.

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Board Access to Management

Directors have complete and open access to the Corporation’s management. In addition, members of the Corporation’s senior leadership routinely attend Board and Board committee meetings. The Board encourages senior leadership to bring managers into Board or Board committee meetings or other scheduled events to provide additional insight into matters being considered or to expose the Board to individuals with high potential for significant leadership roles in the Corporation. Additionally, directors may from time to time meet individually with members of management.

Chief Executive Officer Evaluation

The compensation committee of the Board is responsible for setting annual and long-term performance goals for the chief executive officer and for evaluating his or her performance against such goals. The compensation committee of the Board meets annually with the chief executive officer to receive his or her recommendations concerning such goals. Both the goals and the evaluation are then submitted for consideration by the independent directors of the Board at a meeting or executive session of that group. The compensation committee of the Board then meets with the chief executive officer to evaluate his or her performance against such goals.

Board Evaluation

On an annual basis the Board will conduct or cause to be conducted an evaluation of its performance to determine whether the Board and its committees are functioning effectively.

Management Development and Succession Planning

On an annual basis, the chief executive officer will present a report on management development for key management positions together with a proposed chief executive officer succession plan to the Nominating and Governance Committee and the Board for consideration. The chief executive officer succession plan will address chief executive officer succession in the event of an emergency as well as in the event of the retirement of the chief executive officer and the policies and principles applied in developing the plan.

Board Advisors

The Board has complete authority to retain and terminate such independent consultants, counselors or advisors to the Board as it shall deem necessary or appropriate, at the expense of the Corporation, including determining the fees and other terms of such retentions or terminations.

Board Committees

The Board currently has four standing committees – audit committee, compensation committee, budget committee, and nominating and governance committee. The Board may, from time to time, expand the number of standing committees or form ad hoc committees. Each of the audit, compensation, and nominating and governance committees will be composed entirely of independent directors, will have a written charter that complies with the requirements of the American Stock Exchange, and will report regularly to the Board on committee meetings and other committee activities. Normally, each standing committee will report on its meetings and activities at the next regularly scheduled meeting of the full Board.

Committee Composition

The size, membership, and chairs of each committee will be determined by the Board and will comply with the corporate governance listing standards of the American Stock Exchange and other legal requirements. The membership and chairs of the standing committees may be rotated from time to time to allow directors to serve on various committees over time and to promote continuity of membership and leadership on each committee. The Nominating and Governance Committee will provide recommendations to the Board regarding the size, membership, chairs and rotation of committees.

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Committee Meetings, Agendas and Written Materials

Each committee chair, in consultation with committee members, will determine the frequency and length of the meetings of the committee. The chairman of each Board committee, in consultation with the appropriate members of management and staff, will develop the committee’s agenda. Management will be responsible for assuring that, as a general rule, information and data that are important to the committee’s understanding of the matters within the committee’s authority and the matters to be considered and acted upon by a committee are distributed to each member of such committee sufficiently in advance of each such meeting or action taken by written consent to provide a reasonable time for review and evaluation of such information and data.

Committee Evaluations

Each of the Corporation’s standing committees will be evaluated annually with respect to its performance in accordance with a process approved by the Nominating and Governance Committee.

Other Matters

Evaluation of Corporate Governance Guidelines

The Nominating and Governance Committee will review these corporate governance guidelines from time to time as developments or circumstances make review of particular guidelines appropriate. The entire corporate governance guidelines will be reviewed by the Nominating and Governance Committee not less frequently than every three years. The Nominating and Governance Committee will report to the full Board for its consideration and adoption of any recommendations for additions or amendments to the corporate governance guidelines, as well as for the process and results of the full review of the corporate governance guidelines conducted every three years.

Director Attendance at Annual Stockholder Meetings

All Board members are expected to attend the Corporation’s annual meeting of stockholders unless an emergency prevents them from doing so.

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Exhibit B

FORM OF CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

UTEK CORPORATION

UTEK Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: The Corporation’s Certificate of Incorporation is hereby amended by deleting Article 4 thereof in its entirety and replacing the following in lieu thereof:

The total authorized stock of this corporation shall consist of 29,000,000 shares of common stock having a par value of $0.01 per share (the “Common Stock’) and 1,000,000 shares of preferred stock having a par value of $0.01 per share (the “Preferred Stock”). Each share of Common Stock shall entitle the holder to (1) one vote on all matters submitted to a vote of the shareholders, (ii) to receive dividends when and if declared by the Board of Directors from funds legally available therefore according to the number of shares held, and (iii) upon liquidation, dissolution or winding up of the Corporation, to share ratably in any assets available for distribution to shareholders and payment of all obligations of the Corporation and after provision has been made with respect to each class of stock, if any, having preference over the Common Stock. The shares of Preferred Stock may be issued in one or more series, and each series shall be so designated to distinguish the shares thereof from the shares of all other series. Authority is hereby expressly granted to the Board of Directors to fix by resolution or resolution, before the issuance of any shares of a particular series, the number and any of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions which are permitted by Delaware General Corporation Law in respect of any series of Preferred Stock of the corporation.

SECOND: The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 13, 1999.

THIRD: The foregoing amendment has been duly adopted by the Board of Directors and stockholders in accordance with the provisions of Sections 228 and 242 of the DGCL.

IN WITNESS WHEREOF, UTEK Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its Chairman and Chief Executive Officer this      day of                     , 20     .

Clifford M. Gross, Ph.D.
Chairman and Chief Executive Officer

UTEK CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Clifford M. Gross and Sam Reiber, or any one of them, and each with full power of substitution, to act as attorneys and proxies for the undersigned to vote all the shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hilton Garden Inn, 1700 E. 9th Avenue, Tampa, FL 33605 on June 15, 2007 at 9:00 a.m., local time, and at all adjournments thereof, as indicated on this proxy.

FOR ALL EXCEPT
1. FOR ☐	WITHHELD ALL ☐	NOMINEES CROSSED OUT ☐

To elect:

Clifford M. Gross

Sam Reiber

Stuart M. Brooks

Kwabena Gyimah-Brempong

Holly Callen Hamilton

Arthur Chapnik

John Micek III

Keith A. Witter

Francis Maude

to serve as directors (except as marked to the contrary) for the Company for a one year term expiring in 2008 or until their successors are elected and qualified.

INSTRUCTIONS: To withhold authority to vote for any individual, strike a line through his name on the list above.

2.	FOR ☐ AGAINST ☐ ABSTAIN ☐

To ratify the selection of Pender Newkirk & Company LLP as the Company’s registered independent public accounting firm.

If any other business is presented at the Meeting, this proxy will be voted by the proxies in their best judgment, including a motion to adjourn or postpone the Meeting to another time and/or place for the purpose of soliciting additional proxies.

3.	FOR [ ] AGAINST [ ] ABSTAIN [ ]

To approve the amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 19 million shares to 29 million shares.

THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS LISTED.

Please mark, sign and return this proxy in the enclosed envelope. The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and a Proxy Statement.

Dated

Signature

Please sign your name(s) exactly as shown

hereon and date your proxy in the blank

provided. For joint accounts, each joint

owner should sign. When signing as attorney,

executor, administrator, trustee or

guardian, please give your full title as

such. If the signer is a corporation or

partnership, please sign in full corporate

or partnership name by a duly authorized

officer or partner.